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                                                                      Exhibit 99

                                    Kathleen S. Dvorak
                                    Senior Vice President, Investor Relations
                                      and Financial Administration
                                               or
                                    Randall W. Larrimore
                                    President and Chief Executive Officer
                                    United Stationers Inc.
                                    (847)  699-5000

                                    FOR IMMEDIATE RELEASE


                        UNITED STATIONERS INC. ANNOUNCES
                     RESIGNATION OF EXECUTIVE VICE PRESIDENT


     DES PLAINES, Ill. July 20, 2001 -- United Stationers Inc. (Nasdaq:USTR), North America's largest distributor of business products, today announced that Steven R. Schwarz, executive vice president and president of the supply division, has resigned to pursue other business interests. For the near term, his responsibilities will be assumed by Randall Larrimore, president and chief executive officer.

     "Steve has been with United since June 1979 and has made many valuable contributions to our company's growth and development," said Randall W. Larrimore, president and chief executive officer. "We are indebted to him for his efforts to ensure United is well-positioned to reach its goals for the future. Our best wishes go with Steve as he enters the next phase of his career."

COMPANY OVERVIEW

     United Stationers Inc., with trailing 12 months sales of $4.0 billion, is North America's largest distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 38 United Stationers Supply Co. regional distribution centers, 25 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, two distribution centers that serve the Canadian marketplace and a distribution center primarily serving clients of THE ORDER PEOPLE. Its focus on fulfillment excellence has given the company a 98% order fill rate, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit WWW.UNITEDSTATIONERS.COM.

     The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.





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